Exhibit 10(a)

INDEPENDENT CONTRACTOR

CONSULTING AGREEMENT

BETWEEN

VULCAN MATERIALS COMPANY

AND

DANNY R. SHEPHERD

WHEREAS, Vulcan Materials Company ("Vulcan") desires to engage the services of Danny R. Shepherd ("Consultant") in a consulting capacity in connection with Vulcan business, and Consultant desires to act in a consulting capacity to Vulcan upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the parties hereto agree as follows:

1.	Execution of this Agreement Constitutes Resignation from Employment

As of the date of Consultant’s execution of this Agreement, Consultant indicates his intent to retire from his position as Vice Chairman, with March 31, 2015, being his last day of employment.

2.	Engagement and Term

Subject to the provisions of Section 5 of this Agreement, Vulcan agrees to retain Consultant and Consultant hereby agrees to provide consulting services to Vulcan for a period of two years commencing on April 1, 2015 (the "Consulting Period"), so long as he is able to perform the following duties:

3.	Duties

(a)

During the Consulting Period, Consultant shall serve as a consultant to Vulcan with respect to such business matters and at such times and places as the executive officers of Vulcan may reasonably request.  The Consultant shall act in the capacity of an independent contractor and shall not be subject to the direction, control or supervision of Vulcan with respect to consulting services or procedures followed in the performance of his consulting services hereunder.  Consultant represents and warrants that he shall assume all obligations and duties of an independent contractor and that he shall hold the Company harmless from all liabilities, actions, suits, audits, assessments, or other claims made or brought by any person, corporation, tax authority, governmental agency or entity.

(b)	Consultant’s assignments shall include, but not necessarily be limited to, assisting the senior management of Vulcan with strategic and organizational initiatives.

(c)	The specific hours during which Consultant performs such services on any given day will be within Consultant's control.

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(d)	When consulting for Vulcan, Consultant shall report to the President and Chief Executive Officer or his designee.

4.	Compensation

(a)

As compensation for the consulting services described above, Vulcan agrees to pay Consultant $20,000 per month for no more than 60 hours of work per month.  In addition, at the time such payments are typically made in 2016, Consultant will receive 3/12s of what a full annual payment would have been for his participation in Vulcan’s Management Incentive Plan in 2015.

(b)

Vulcan shall reimburse Consultant for all reasonable expenses incurred by him in connection with the performance of his duties hereunder, provided such expenses are in accordance with the policies of Vulcan in effect at the time of the expenditure and are within such reasonable budgeted limits, if any, as may be established from time to time by the executive officers of Vulcan, upon submission by Consultant of signed vouchers, itemized in such detail as such policies and the executive officers of Vulcan may from time to time request. From time to time, and at the direction of Vulcan’s CEO, the Consultant will be offered use of Company aircraft in order to facilitate the provision of the consulting services.

(c)

During the term, Consultant shall continue to have the use of his Company-provided electronic communication device(s) and a Company-provided laptop computer, as well as the use of an office in Vulcan’s Southeast Division offices.    Stacie Carvotta, or her successor  as executive assistant in Vulcan’s Southeast Division offices, will continue to provide secretarial services to Consultant in connection with the services to be rendered under this Agreement.  He will also retain a Vulcan email address during the Consulting Period and have access to the Company’s intranet.

(d)

Consultant hereby acknowledges and agrees that during the Consulting Period he shall not be eligible to accrue benefits in any employee benefit pension plans maintained by Vulcan (or any of its affiliates), or to receive any fringe benefits or participate in any welfare benefit plan other than that for which he is eligible as a retiree.

5.	Covenants

(a)

Consultant agrees that he will not use Confidential Information in any way that might injure or damage Vulcan or disclose such Confidential Information to anyone without Vulcan’s prior written consent, and agrees to return promptly at the close of this Agreement any written Confidential Information including all copies (in electronic, hard copy or other form) that he may have in his possession. Unless in furtherance of his duties during the term of this Agreement, or  hereafter at  Vulcan’s request or as otherwise provided by law, he also agrees to refrain

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from discussing any of Vulcan’s business matters with anyone including, but not limited to, Vulcan’s employees, customers, vendors, or competitors.

(b)

As used above, “Confidential Information” means information which meets all of the following criteria:  (1) disclosed to or known by Consultant as a consequence of or through work performed by him during his employment with Vulcan or pursuant to this Agreement; (2) not generally known outside Vulcan; and (3) which relates to Vulcan’s business or internal procedures.  Confidential Information includes, but is not limited to, trade secrets as defined in the Alabama Trade Secrets Act, Alabama Code §§ 8-27-1 et. seq., as amended.

(c)

Vulcan shall be deemed to be the absolute and unqualified owner of all work produced by Consultant under this Agreement, and all data and research materials by Consultant for which Vulcan has reimbursed Consultant, it being understood that Consultant acts as an independent contractor and has no right, title, or interest in or to such material.

(d)

In the event any covenant contained in this Section 5 shall be to any extent construed by any court of competent jurisdiction as being too broad in area or time, or both, or otherwise to any extent held invalid, then those portions thereof which may be construed to be invalid or unenforceable shall be severed and the remaining portions thereof shall continue in full force and effect.  The covenants set forth in this Section 5 are and shall be construed as independent covenants and shall survive the expiration or sooner termination of the Consultant's services hereunder.

(e)

During the term of this agreement, Consultant acknowledges he may be exposed to industrial activities or to mining activities and areas of mining, both dormant and active, to areas where the production of ready-mix concrete is occurring, and to areas which are otherwise acknowledged to pose a risk of injury to person and property.  Thus, as part of this agreement, Consultant, on behalf of himself, his spouse, legal representatives, personal representatives, estate, heirs, assigns, and beneficiaries (hereinafter collectively referred to as the “Consultant” for purposes of this Section), hereby waives and discharges Vulcan, its subsidiaries, affiliates, agents, employees, officers and directors (hereinafter collectively referred to as “Vulcan” for purposes of this Section) from all liability for any and all loss or damage, any claim or damages resulting therefrom, on account of injury to Consultant’s person or property, even injuries resulting in the death of Consultant, while Consultant is on or about the property of Vulcan or performing work for Vulcan.

(f)

In addition, it is specifically agreed that damages would be inadequate to compensate Vulcan for any breach or threatened breach by Consultant of any such covenants and that the breach by the consultant of any of such covenants will result in irreparable harm and injury to Vulcan.  Therefore, Consultant agrees and consents that Vulcan shall, in addition to and without limiting any other remedy or right it may have, be entitled to such equitable and injunctive relief as may be available to

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restrain or prevent a breach or contemplated breach of any such covenant, such right to be cumulative and in addition to any other remedy Vulcan may have, including the recovery of damages by Vulcan.

6.	Termination of the Agreement

This contract may be terminated prior to its termination date by Vulcan, at any time, in the event any of the following occurs:

(a)	Consultant is arrested for, charged with, convicted of or pleads guilty to a crime constituting a felony or involving moral turpitude; or

(b)

Consultant engages in misconduct that materially and demonstrably injures Vulcan or results or is intended to result, directly or indirectly, in the personal enrichment of Consultant at the expense of Vulcan; or

(c)	Consultant engages in gross misconduct in violation of this Agreement or is derelict in performance of his duties hereunder.

7.	Acceleration of Payments

The payment obligations set forth in Section 4(a) shall accelerate such that all remaining payments will be due within 30 days of a change of control of Vulcan as defined in any plan or agreement to which Vulcan is a party or will be due within 30 days of a termination of Consultant’s services hereunder for any reason other than the causes listed in Section 6 above.

8.	Obligation to Execute in Conjunction with Non-Competition Agreement

Consultant is required to execute a Non-Competition Agreement in connection with the execution of this Agreement.

9.	Miscellaneous

(a)	This Agreement shall be assignable by the Company only with the prior express written consent of the Consultant.

(b)	The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Alabama.

(c)

This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by a written instrument executed by both parties.  The waiver by either party of a breach of any provisions of this Agreement by the other party shall not be construed as a waiver of any subsequent or other breach by such other party.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of March 26,  2015.

VULCAN MATERIALS COMPANY

/s/ Michael R. Mills

MICHAEL R. MILLS

/s/ Danny R. Shepherd

DANNY R. SHEPHERD

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